UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 20, 2012

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

641 Lexington Avenue, 6th Floor
New York, New York 10022
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (858) 699-8313.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2012, Mr. Richard A. Franco, Sr. was appointed as a director of the Company.

Richard A. Franco, Sr., age 70, is the President of the Richard's Group, Ltd., a healthcare advisory firm and cofounder of LipoScience, Inc. He has over 35 years of executive and leadership experience in the healthcare industry. Since January 2009, Mr. Franco had served as Chairman, President and Chief Executive Officer of DARA Pharmaceuticals, Inc. Prior to that, he served in several senior executive capacities at Glaxo, Inc., DARA, LipoScience, Inc., Trimeris Inc. with over 16 years with Eli Lilly and Company. He is currently on the boards of Metropolitan Health Networks, Inc., and Research Triangle Chapter of the National Association of Corporate Directors (NACD) and served on the boards of Salix Pharmaceuticals, as well as TriPath Imaging, Inc., NeoMatrix, Inc., Tranzyme, Inc., EntreMed, Inc., Amarillo Biosciences, and the Wake County United Way. He received a B.S. in Pharmacy from St. John's University and has completed executive programs at the Wharton School of the University of Pennsylvania, Duke University Fuqua School of Business, the School of Business at the University of Michigan, Tuck School of Business at Dartmouth College and the Kellogg School of Management at Northwestern University. We believe that Mr. Franco's qualifications and his extensive experience with pharmaceutical companies provide a unique perspective for our board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: October 16, 2012	By:	/s/ John Steel
John Steel
Chief Executive Officer